Exhibit 99.1

Preliminary Results For The Three Months Ended December 31, 2017

Although our results of operations for the three-months ended December 31, 2017 are not yet final, the following unaudited information reflects our preliminary expectations with respect to such results based on information currently available to management. The financial information for the three-months ended December 31, 2017 does not reflect a breakdown of segment revenues and cost of services, as this information is not yet derivable and is subject to the completion of our normal closing procedures and a review by our independent auditors. The financial information for the three-months ended December 31, 2016 does not give pro forma effect to the RockPile Transactions, Organizational Transactions or IPO Transactions.

Based on the preliminary results:

We estimate that revenue will be within a range of $498 million to $500 million for the three months ended December 31, 2017 as compared to $151.0 million for the same period of 2016. This increase was primarily attributable to the growth in our average number of deployed fleets, as a result of increased utilization of our combined asset base following our acquisition of RockPile, as well as increased stage pricing and efficiency from both our existing and newly-deployed recommissioned fleets, resulting in an increase in revenue per deployed fleet.

We estimate that cost of services will be within a range of $388 million to $390 million for the three-months ended December 31, 2017 as compared to $143.0 million for the same period of 2016. The increase in cost of services was primarily driven by (i) higher utilization of our hydraulic fracturing fleets, (ii) price inflation in our key input costs, including proppant and proppant trucking, and labor (iii) increased maintenance costs associated with increased service intensity stemming from longer laterals, proppant loading, and zipper designs and (iv) an increase in fleets working twenty-four hour operations, partially offset by reduced commissioning costs associated with deploying our hydraulic fracturing fleets.

We estimate that selling, general and administrative expense, which represents costs associated with managing and supporting our operations, will be within a range of $20.4 million to $21.4 million for the three-months ended December 31, 2017 as compared to $7.9 million for the same period of 2016. The increase in selling, general and administrative expense is attributable to our operational growth, which is primarily associated with deploying our hydraulic fracturing fleets, the acquisition of RockPile, and non-cash amortization expense of equity awards issued under our Equity and Incentive Award Plan in 2017.

We estimate that depreciation and amortization expense will be approximately $49.6 million for the three-months ended December 31, 2017 as compared to $29.0 million for the same period of 2016. This increase is primarily attributable to additional equipment purchased in 2017 to commission and maintain existing equipment and assets acquired in the RockPile Acquisition.

We estimate that interest expense will be approximately $7.8 million for the three-months ended December 31, 2017 as compared to $9.9 million for the same period of 2016. This decrease was primarily attributable to the lower interest expense under our New Term Loan Facility (as defined herein), which replaced our 2016 Term Loan Facility and Notes, which bore higher interest rates.

We estimate that net income will be within a range of $36.3 million to $41.3 million for the three-months ended December 31, 2017 as compared to a net loss of $38.5 million for the same period of 2016. This increase is due to improvements in utilization, pricing and efficiency, offset in part by inflation on key input costs.

We estimate that Adjusted EBITDA will be within a range of $90.0 million to $95.0 million for the three-months ended December 31, 2017 as compared to $6.1 million for the same period of 2016. The increase is primarily driven by the factors described above.

We estimate that Adjusted Gross Profit will be within a range of $108.0 million to $112.0 million for the three-months ended December 31, 2017 as compared to $13.2 million for the same period of 2016. The increase is primarily driven by the factors described above.

EBITDA, Adjusted EBITDA and Adjusted Gross Profit Description and Reconciliation

EBITDA, Adjusted EBITDA and Adjusted Gross Profit are Non-GAAP Measures. EBITDA is defined as net income (loss) calculated in accordance with GAAP before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization, along with certain items management does not consider in assessing ongoing performance. Adjusted Gross Profit is defined as Adjusted EBITDA, further adjusted to eliminate the impact of all activities in the corporate segment, such as selling, general and administrative expenses, along with cost of services that management does not consider in assessing ongoing performance.

EBITDA, Adjusted EBITDA and Adjusted Gross Profit are Non-GAAP Measures that provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to our results of operations may be impacted by the effects of acquisition accounting on our depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, we believe EBITDA, Adjusted EBITDA and Adjusted Gross Profit provide helpful information to analysts and investors to facilitate a comparison of our operating performance to that of other companies.

The table set forth below is a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted Gross Profit (in millions) for the three-months ended December 31, 2017 (estimated) and 2016 (actual):

	Three-Months Ended
(in millions, unaudited)	December 31, 2017 (Low)	December 31, 2017 (High)	December 31, 2016 (Actual)
Net income (loss)	$36.3	$41.3	$(38.5)
Depreciation and amortization	49.6	49.6	29.0
Interest expense, net	7.8	7.8	9.9
Income tax expense	0.5	0.5	(0.1)

EBITDA	$94.2	$99.2	$0.3
Plus Management Adjustments:
Acquisition, integration and expansion (1)	(4.3)	(4.3)	(0.4)
Initial public offering-related expenses (2)	—	—	0.9
Fleet commissioning costs	—	—	5.0
Impairment of assets	—	—	0.2
Non-cash stock compensation (3)	3.4	3.4	0.1
Other (4)	(3.3)	(3.3)	—

Adjusted EBITDA	$90.0	$95.0	$6.1
Other income (expense)	—	—	(0.4)
(Gain) loss on disposal of assets	—	—	(0.1)
Selling, general and administrative	21.4	20.4	8.1
Less Management Adjustments not associated with Cost of Services	(3.4)	(3.4)	(0.5)
Adjusted Gross Profit	$108.0	$112.0	$13.2

(1)	Represents primarily professional fees, due diligence expenses and other costs associated with RockPile Acquisition, the acquisition of the Acquired Trican Operations and costs associated with the wind-down of certain other acquisitions.
(2)	Represents fees and other miscellaneous expenses required to carry out the reporting, prior years’ audits and organizational (legal entities) restructuring to ready the Company for its initial public offering and the eventual consummation of the offering. These expenses were recorded in selling, general and administrative expenses.
(3)	Represents recognition of non-cash profit interests related to Keane Group Holdings, LLC. These costs were recorded in selling, general and administrative expenses.
(4)	Represents net (gain) loss on disposals of assets, which is recorded in (gain) loss on disposal of assets.

The preliminary financial information included in this prospectus reflects management’s estimates based solely upon information available to us as of the date of this prospectus and is the responsibility of management. The preliminary financial results presented above are not a comprehensive statement of our financial results for the three-months ended December 31, 2017. In addition, the preliminary financial results presented above have not been audited, reviewed, or compiled by our independent registered public accounting firm, KPMG LLP. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information. The preliminary financial results presented above are subject to the completion of our financial closing procedures, which have not yet been completed. Our actual results for the three-months ended December 31, 2017 will not be available until after this offering is completed and may differ materially from these estimates. Therefore, you should not place undue reliance upon these preliminary financial results. For instance, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial results presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Accordingly, the financial results in any particular period may not be indicative of future results. See “Special Note Regarding Forward-Looking Statements.”

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